EXHIBIT 99.1

WEBCAST TRANSCRIPT

SB Financial Group, Inc.

Second Quarter 2014 Financial Results

Conference Call Script

July 28, 2014 at 3:00 PM Eastern

Operator:

Good afternoon and welcome to the SB Financial Group “Second Quarter 2014 Conference Call and Webcast.”  At this time, I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode.  We will begin with remarks by management and then open the conference up to the investment community for questions & answers.  We expect the call to last about an hour.  I will now turn the conference over to Linda Sickmiller with SB Financial.  Please go ahead, Linda.

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Good afternoon, everyone.  I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site at www.yoursbfinancial.com under Investor Relations.  Joining me today are Mark Klein, President and Chief Executive Officer; Tony Cosentino, Chief Financial Officer; and, Jon Gathman, Senior Lending Officer.

Before I turn the call over to Mr. Klein, please let me add that this call may contain forward-looking statements regarding SB Financial Group’s financial performance, anticipated plans, operational results and objectives.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the Forward-Looking Statements at the end of our earnings release, and you are encouraged to review those factors.  SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call.

I will now turn the call over to Mr. Klein.

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Linda, and good afternoon everyone.  Thank you for joining us on our second-quarter conference call.  We issued our earnings release earlier today and those details can be accessed on our website as well as the 8-K we will be filing with the SEC.

I will begin with some opening comments about our quarter and then our CFO, Tony Cosentino, will provide more details on our financial performance.

However, some highlights for the quarter include:

•	Diluted earnings per share of $0.25; a 25% increase over the linked quarter of $.20, with net income for the quarter of $1.25 Million; an improvement of 27%, or $265,000 over the linked quarter.
•	Mortgage volume rebounded to over $66 Million, or a 98% increase over the linked quarter.
•	Nonperforming assets continued to decline and now stand at less than 1% of total assets;
•	And our loan portfolio increased by over $28 million, or 12% annualized, over year-end and by $42 Million, or 9.1% annualized, over the year-ago quarter.

Our strong recovery in the mortgage lending arena, as well as commercial loan balance growth, continued ---contributed to the improvement.  Mortgage banking revenue increased from $817,000 in the linked quarter to $1.37 Million this quarter, representing our transition to the “purchase” market from the “refinance” market.  Prudent underwriting and improving economic conditions, coupled with our business development efforts in all of our markets, were the foundation of our asset quality performance and provided the support to grow our loan portfolio nearly $29 Million from year-end.

Overall, it was a very encouraging quarter framed with improved economic conditions including a more stable housing environment and lower unemployment.  Improved loan demand in our traditional markets in Northwest Ohio, as well as our newer markets of Columbus and Toledo, reflected the growing confidence of the consumer and business sectors to expand their balance sheets.  We welcome the market optimism and embrace the growth strategies of our clients that will provide us with the momentum required to become that top-quartile performing financial services company we aspire.

Our key initiatives to achieve our targeted higher performance remain our focus.  Briefly, they are:

•	Increase profitability through ongoing diversification of revenue streams
•	Strengthen our penetration in all markets served
•	Expand product service-utilization by new and existing clients
•	Deliver gains in operational excellence
•	And…sustained asset quality

I’d like to make a few comments about our progress on each this quarter.

With regard to revenue diversity:  We remain committed to generating progressively more Non-Interest Income.  Even though our levels today rival top-performing companies, we continue to deploy additional resources to build our fee-based lines of business, like mortgage lending, management of assets in our wealth management division, and SBA lending.

•
Mortgage banking volume increased significantly this quarter and generated over $1.3 Million in revenue.  This volume represents not only a significant improvement over both the linked quarter and the year-end quarter, but in the mix of residential loan originations, as well.  In 2013, refinanced mortgages accounted for more than 19% of our volume.  In the first half of this year, they represented just 5% of the $100 Million total production.  The strength of the “new” mortgage market – homes being purchased – for us, is exciting.  The resulting non-interest income is critical to our franchise at origination and sale, but it pales in comparison to the long term, future value we expect from these new households.  We remain focused on developing them into multiple-services households through our well-defined, on-boarding process led by our newly-appointed Client Experience Officer, who we announced earlier this year.  Additionally, we further strengthened our residential production team with the addition of two new Mortgage Loan Officers in the Columbus Region, to bring that region now to 10 producers, as well as adding one additional producer in the Northwest Ohio/Toledo Region.

•
Building on our wealth management successes and leveraging our leadership expertise continue to be areas of focus for our company.  This quarter, we announced the addition and appointment of Mr. David Anderson as Executive Vice President and Chief Wealth Management Officer.  David previously held the position of Regional President - Lima and brings a 25-year sales and leadership career to this division.  He is charged with reorganizing the entire division for growth, as well as strengthening existing relationships in our Northwest Ohio markets and driving the development of additional talent in our newer, low-share markets like Toledo, Ft. Wayne, and Columbus.  This quarter, our assets under management have stabilized at $332 Million after contributions, distributions primarily as a result of an officer departure, and market growth.  Since adding brokerage into this business line late last year, we have seen that portfolio of assets increase from $25 Million to $30 Million today.

•
We also completed the re-alignment of our retail checking account products this quarter.  More than 18,000 retail checking accounts were successfully upgraded to our new Rewards Checking products.  The overarching goal remains to expand profitably the scope of our relationship with each client.  Our new suite of products rewards our clients for banking with us and for utilizing additional State Bank services.  In addition to deepening the client relationship, we will also increase revenue through the expansion of electronic services; which to us, is a win-win strategy.  This strategy will also be employed with our 3,000+ business checking accounts in the fourth quarter of this year.  These company-wide initiatives will drive revenue expansion, as previously discussed, and position us well for not only transactional account growth but strategic acquisitions as well.

•
Our second quarter designation as a “Preferred Lender” by SBA is beginning to yield results.  This quarter, we closed just $248 thousand in SBA loans generating over $19 thousand in loan sale gains; well below our budgeted numbers.  However, we are seeing positive momentum with an approved pipeline in the third quarter of $3 Million with potential gains near $300 Thousand.  While we are pleased with our improvement, our intention, clearly, is to leverage this strength further to expand significantly our presence in this space in all of our markets.

Our second initiative is to continue to grow our market share by increasing our presence in the higher-growth, lower-share markets of Columbus and Toledo, and now Ft. Wayne, Indiana, with our newly-appointed leader, Kent Maggard.

•
Last quarter, we completed a mid-western search to find a seasoned leader with roots in Ft. Wayne.  Today, I am pleased to announce the addition of Kent Maggard to lead our charge and to build on the successes that we have witnessed in other growth markets like Columbus and Toledo, where loan growth continued in the second quarter.  We know that leadership by our seasoned, in-market executives that now includes Kent Maggard in Fort Wayne, remains a competitive advantage at State Bank.

Another strategic priority continues to be to increase product service utilization by our clients.  We remain committed to building deeper customer relationships, with a deliberate effort to effectively cross-sell services to new and existing clients.

•
As a result of our cross-sell efforts this quarter, we achieved a cross-sell ratio of 3.71 as we identified and booked an additional 1,346 products and services to new and existing clients.  In addition to our market leaders that help drive the entire sales process, we appointed a “Client Experience Officer,” who I mentioned earlier and introduced last quarter.  She works interdependently, across all business lines, to focus on driving higher product utilization.  In fact, as a collective result of these efforts, we expanded our number of households from 27,196 at year-end 2013 to 27,766 at quarter end.  Our game-plan is to continue to develop each of these into multiple-service households in the coming quarters.  On-boarding initiatives are in place to welcome new clients and provide world-class customer experience to all clients as we uncover additional opportunities.

•
Proactively identifying client needs is a key ingredient of our value proposition.  This quarter, 70 percent of our staff referred business to another business line, generating 561 referrals with 45 percent, or 257 customers, opting to use the referred service, leading to approximately an additional $10 Million in business.  This initiative is a competitive differentiator and potentially enables our staff to add more value to the client relationship than our competitors are willing to do or capable of doing.

•
Accounting for a meaningful portion of our growth in households served is an initiative we identified late last year—our proprietary, rewards-based credit card.  With our eye still on the 2014 year-end goal of 2,000 accounts and $2 Million in balances, we are showing signs of progress and success with 1,428 accounts and nearly $1 million in balances at quarter-end.  These customers add loan balances, provide interchange income, entrench us in the household with one more service, and help us to build a brand that seeks to address 100% of our client’s needs.

Next is a key theme for us, and one that absolutely must accompany franchise growth, and that is operational excellence.  We continue to embrace electronic banking technology as reflected in our transaction levels.  Monthly electronic volume increased from 209 thousand in January of 2011 to 296 thousand today, or nearly 90 thousand a month growth.  Likewise, monthly in-store transactions have declined from approximately 99 thousand to nearly 74 thousand in the same period.  As a result of this migration to the more cost-effective, efficient delivery channels, we continue to re-evaluate each of our 17 locations.

•
As we disclosed last quarter, our one and only “in-store” retail location will be consolidated with and into our existing three locations in the Defiance market at the end of this month.  We anticipate that our savings will be nearly $150 thousand annually.

•
Paramount to growing the loan book is the ability to effectively and efficiently service new and existing clients.  Last quarter, we grew our loan book by $5 Million over year-end.  As the calling efforts of our seasoned market leaders have gained traction over the quarter, we have been able to build upon the strengths that we developed over the last several years to add an additional $24 Million in loans this quarter and nearly $29 Million since year-end.  We clearly expect to continue this trend as our market leaders and commercial lenders have significant potential to add more balances with minimal cost.

•
For mortgage lending, we have made the shift to the purchase-money market as reflected in our lenders’ expanding monthly volume.  Our commitment to operational excellence allows us to service successfully and seamlessly our $627 Million in sold mortgages that now generate in excess of $1.5 Million annually in fee income.

And finally, many measures of our asset quality remain market-leading.  Our total past due loans stood at a seven-year low this quarter and have declined to 58 basis points; nonperforming assets have declined by $627,000 over the linked quarter, and our reserve to total nonperforming loans has remained stable at 116%. Our more costly, differentiated sales and service strategy mandates a quality portfolio and we remain focused on maintaining this advantage.

Overall, it was a very good quarter for our company.  We increased our share in the residential purchase market, realized robust, loan balance growth from nearly every one of our six regions, and expanded the scale of our operations as we grew our presence in new households and strengthened it in existing ones.

At this time, I’d like to turn the call over to our CFO, Tony Cosentino, for some additional detail on our financial performance.

Tony…

Tony Cosentino, Chief Financial Officer, SB Financial Group, Inc.

Thanks, Mark.  Let’s start with a few high-level comments on some of the factors that affected our results.

•	First, we had rapid loan growth in the latter part of the quarter and our pipeline remains very strong.
•	Second, total revenue is up $1.2 million from the linked quarter, which is a 15.5 percent increase, as mortgage volume bounced back.
•	Third, expense growth is up versus the linked quarter commensurate with volume, but YTD total operating costs are down $1.0 million.

Now, let’s look at our results in the context of Mark’s comments on our strategic initiatives and overall industry conditions.

Starting, of course, with the income statement:

•	On the revenue front, specifically margin,
o
Net interest income on a fully-tax equivalent basis was up from the linked quarter by 8.6 percent, but down 1.9 percent from the prior year.  End of period loan balances were up $42.1 million from the prior year, an increase of 9.1 percent. And this loan growth allowed our earning asset yield to rise 11 basis points from the linked quarter.

o
On the funding side, we continue to reduce our cost of interest bearing liabilities, which came in at 72 basis points for the quarter.  This was down 9 basis points from the 81 basis points in the second quarter of 2013.  We do recognize that the positive input of lower funding costs is declining, as we were down just 2 basis points from the linked quarter.  Net interest margin at 3.60 percent, while down 26 basis points from the prior year, was up 14 basis points from the linked quarter.

o
Going forward in the third quarter, we plan on an early termination of our high-cost fixed-rate Trust Preferred Security.  This $10 million dollar TRUP, with a coupon rate of 10.6 percent, will be retired with a combination of cash and a correspondent bank line of credit.  We will incur a substantial prepayment penalty, but expect to recapture that penalty within two quarters through reduced interest expense costs.

•	Turning to fee income, the mortgage discussion is the main headline.
o
For the quarter, originations of $66.6 million were down 19 percent from the prior-year, but up $33.0 million, or 98 percent, from the linked quarter.  Total gains on sale came in at a strong $1.2 million, which is in excess of 2 percent on our sold volume of $49 million.  Our servicing portfolio of $627 million provided revenue for the quarter of $387 thousand and is on pace to deliver $1.5 million in revenue for this year, a 6 percent increase over the 2013 level.

o
Servicing rights on that portfolio continue to gain in value.  At June 30, 2014, these rights were $5.38 million, which is a 17 percent improvement over the second quarter of 2013.  We still have a slight impairment remaining of $282 thousand, and we added to that impairment this quarter by $83 thousand. The fair value of our servicing rights equates to 86 basis points of the $627 million servicing portfolio. With the expected rise in rates and the slowdown we’ve seen in mortgage prepayment speeds, we will likely recapture all of that remaining impairment in 2014.

•	On the Expense side:
o	This quarter we were down $450 thousand, or 6.4 percent from the prior year, and compared to the linked quarter expenses were up 9 percent, reflecting our higher volumes.
o
As we look at our YTD expense level, we are down $1.0 million for the first six months of 2014 compared to the prior year. The 7.6 percent decline was related to lower compensation due to volume and benefit adjustments and costs relating to our rebranding from the prior year. In addition, we realized the reduction in state tax due to Ohio’s new financial institution tax.

•	Now, turning to the balance sheet and asset quality:
o
Our loan growth was diverse for the quarter.  Commercial real estate led the way with $16.0 million in growth, followed by residential real estate of $11.8 million, and Commercial of $7.7 million.  We have now grown our loan outstandings in six consecutive quarters, and 8 out of the last 10 quarters.

o
On the deposit side, we are up from the prior year by $12.7 million, a 2.5 percent growth rate.  We locked in approximately $15 million of term Federal Home Loan Bank funding this quarter.  Given the rate curve and our loan growth prospects, this will help protect our long-term margin.  We certainly are expecting deposit growth in our low-share markets to expand in the coming quarters.

o
Nonperforming loans and assets continued to decline in the second quarter of 2014.  Total NPAs now stand at $6.2 million with 92 percent in nonperforming loans and 8 percent, or $516 thousand, in OREO properties.  The total level of NPAs is down $1.4 million from the year-ago second-quarter and down $627 thousand from the linked quarter.  Included in our nonperforming asset total is $1.7 million in accruing restructured credits.  These restructured loans, which were nearly all maturity extensions, add 25 basis points to our nonperforming level.  Absent these accruing TDRs, our total non--- NPA ratio would be just 68 basis points.  We have had no new TDRs in 2014, nor have any of our existing TDRs defaulted thus far this year.

o
We have one large credit that comprises 21 percent of our total problem assets. We expect to deal with this credit in 2014 as it winds its way through bankruptcy proceedings.  Our OREO balances of $516 thousand are predominately residential real estate properties and our stated values should match closely to proceeds upon disposition.

o
Coverage of our NPLs, with our allowance, stayed above the 1-to-1 level at 116 percent.  While our allowance to total loans did decline this quarter to 1.30 percent, we feel that our coverage remains appropriate given the risk profile of the portfolio.

o
Charge-offs for the quarter were 25 basis points on an annualized basis, with the YTD level at 25---- 22 basis points.  This level of charge-offs is above our expectations. Included, however, in the YTD charge-off level is $600 thousand related to our largest problem credit.  Absent that charge-off, which was part of our reserve allocation, we would have had a negative YTD charge-off ratio.

I’d like to finish my comments with a quick summary of our YTD results. For the six--- first six months of 2014, net income was $2.2 million, or $0.45 per diluted share, versus $2.6 million, or $0.54 per diluted share for the same period of 2013, with a Return on Average Assets YTD of 67 basis points.

When we review the $0.09 per share decline year-over-year, our mortgage banking has had the most significant impact. About $0.18 per share YTD is related to lower mortgage banking activity. But we have successfully offset this with our increased loan growth and lower operating expense.

I will now turn the call back over to Mark for some final comments.

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Tony.

In closing, and before we take potential questions from our investment community, we continue to execute the strategies that we feel will enable our company do develop into a “Top-quartile” performer to which we aspire.  These strategies are rooted in:

•	Improving profitability and capital position
•	Expanding non-interest income
•	Growing our client base
•	Maintaining top-tier asset quality coupled with organic loan growth
•	And… Positioning our company for strategic acquisitions

Our results for the quarter were good, and we are pleased with our future growth prospects.

We had a slow start the first quarter of the year with minimal loan balance growth and reduced mortgage volume.  Conversely, this quarter we accelerated both our balance sheet growth and mortgage volume to more robust production levels.  With our markets in Ohio and NE Indiana showing signs of economic expansion and stability, we remain optimistic about our ability to build on the momentum we generated the first half of 2014.  We’ve positioned our company for the growth and performance associated with economic expansions in high-potential, diverse markets, guided by seasoned leaders. When combined with marginally higher interest rates that traditionally accompany these expansions, we believe we are well-positioned to capitalize on this increased economic activity.

And now, I’ll turn the call back to Linda Sickmiller for questions. Linda…

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Thank you, Mark.  Operator, we are now ready for our first question.

------ QUESTION & ANSWER SEGMENT------

*** Operator provides instructions for placing a question ***

Operator: Our first question comes from Matthew Dodson with JWest LLC. Please go ahead

Matthew Dodson, JWest, LLC: Hey guys, congratulations on a great quarter. Um, can you repeat what you guys said about your, ah, total pipeline, what you’re seeing right now?

Mark Klein: Matt, ah, nice to have you – thanks for the compliment; we appreciate it. Um, with regard to the SBA volume, Matt, are you referencing?

Matthew Dodson, JWest, LLC: Just your total pipeline for loans.

Mark Klein: I would like, Jon, if you could help us on the volume we’re seeing, maybe also on the SBA, Jon, maybe as well as the regular pipeline.

Jon Gathman: Sure – in terms of the total pipeline as Tony mentioned, our growth in the second quarter was fairly broad-based across a lot of different regions and a lot of different loan types, I think our pipeline remains strong the same way. We’ve seen some very good growth in our traditional footprint in northwest Ohio, as well as Toledo, Columbus and we’re beginning to see additional pipelines in Fort Wayne with the addition of Kent Maggard, as Mark had mentioned earlier, so, ah, and on top of that, some additional residential portfolio growth and consumer growth in the, ah, primarily, in the home equity portfolio. And then on the SBA pipeline, as Mark mentioned earlier, we just obtained Preferred Lending Status, and having a dedicated individual internally handling that, so we’ve begun to see the fruits of our labors there with a $3 million, plus-or-minus, to book here through the remainder of the year we have in the pipeline currently, and we have a number of other prospects on that front that should propel us to finish closer to budget for the third and fourth quarter.

Mark Klein: Does that, ah, answer your question, Matt, relative to pipeline?

Matthew Dodson, JWest, LLC: Yeah, it does. So based upon kinda what you’re seeing out there, you did $5.2, or a little over $5 sequential growth in loans. Do you guys believe you can kinda do that again?

Jon Gathman: I do. I’m very optimistic based on what we have in the pipeline currently, and ah, what we’re seeing here in the third quarter that will continue to propel our loan growth forward across all segments – the consumer portfolio remains a bit challenged, um, with the economy being what it is, but certainly residential portfolio growth, which follows closely on our sold mortgage production and commercial growth, ah, with not only the regions we saw growth in the second quarter continuing their pipeline, but notably, ah, with the addition of our Fort Wayne executive adding to that pipeline – that’s probably been our soft spot in 2014, is Fort Wayne – he’s reversed that trend, so I’m actually optimistic we may see some acceleration in that for the third and fourth quarter.

Mark Klein: Matt, uh, we’ve always believed that our calling efforts would pay some dividends that at some stage of the economic recovery, while we’ve not seen a broad-based recovery, we have seen some good pockets in some of our newer markets, and ah, with a little improvement in the economy and, ah, those calling efforts that we’ve keyed on the last three years have begun to pay some dividends as Jon indicated.

Matthew Dodson, JWest, LLC: A, ah, we look for that loan acceleration, kinda next quarter, can you kinda help us understand how NIM will [inaudible] to you guys? I think you got 2.14 basis point increase. Can you kinda talk, maybe, how we exit this year on, on NIM?

Tony Cosentino: Yeah, hi, Matt, this is Tony. Um, I would think NIM will, will increase relative to the linked quarter, um, similar in nature, um, in the third quarter. We’ll have obviously a little bit of pick-up from the, the TRUP payoff, although that won’t be for the entire quarter period – that will only really come to fruition predominantly in the fourth quarter, um, funding costs will remain relatively stable to where they are today. I would expect anywhere from a 7 – 12 basis point increase in our earning asset yield, ah, in the third quarter based upon the pipeline and the items we have that are being booked and what’s rolling off.

Mark Klein: Matt, we certainly have seen, um, the need for additional funding and, ah, of course, we continue to grow our transactional lower-cost core deposits, um, but as our loan balances have improved and funding required, we, we found ourselves bidding on some additional retail deposits, which we know is going to have some incrementally at higher costs, so we stayed with it.

Matthew Dodson, JWest, LLC: Gotcha, that’s helpful. And, and then, can you kinda help me understand your roughly 9% decline in NPAs but then you had kind of $150,000 provision. Was that just because of loan growth or can you kinda help me understand on that?

Tony Cosentino: Yeah, we continue to see declines in our NPAs across the board as we’ve talked about, um, we did not have provision in the fourth quarter of 2013 or the first quarter of 2014, um, and we wanted to just set aside a little bit to reflect our level of loan growth we have. Um, we really feel like, um, 1.2 – 1.35 allowance to total loans is an area we’re comfortable in. Um, so the $150,000, while not significant, did allow us to stay at the 1.3 percent level, which is an area we’re relatively comfortable with going forward.

Matthew Dodson, JWest, LLC: And then, um, your efficciy ratio ---- efficiency ratio, excuse me --- is still high for a bank your size. I assume you’re trying to grow into that. Where do you wanna get, then, how quick can we get there?

Mark Klein: A couple comments, Matt. Our strategic goal is 65, that’s what we’re striving to do every day, and we benchmark a number of metrics that enable us to achieve that. Our inherited 17, 18, 19 offices that we had from 2006 – we’ve closed 5 offices in the last six years, so we continue to play on that and we, as I mentioned, we are closing one of the offices we have here in Defiance, but with assets under management in our wealth management division, and ah, the infrastructure that we have built in the mortgage side, when our volume goes down, that is obviously not going to improve that efficiency ratio. So we are built to have that $250-plus million in mortgage lending that we’ve joyously gotten back to the $150 million the first half of the year, and that, that we see that trend continuing in the second half of the year in the purchase market, as well as growing that balance sheet incrementally, albeit with stretching our capital a bit, um, we’re working hard to get to that 65 number, um, on the bank side, we’re into that 60 --- high-60 number, mid-60 number --- ah, but with the holding company expenses added on top of that, that catapults us up into the 70 numbers, but we continue to, ah, find balance sheet growth, we continue to locate assets to manage as well as the all-important fee income on the mortgage side.

Matthew Dodson, JWest, LLC: R-right. Thank you.

*** Operator provides instructions for placing a question ***

Linda Sickmiller: While we are waiting for any additional questions, I’ll remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Operator: And we have a follow-up question from Matthew Dodson of JWest LLC. Please go ahead.

Mark Klein: Welcome back, Matt!

Matthew Dodson, JWest, LLC: (laughs), Thanks!  Um, real quick, acquisition pipeline that you guys are thinking about – are you guys looking’ to acquire and grow through acquisitions and then, um, I have one more after that, then I’m finished.

Mark Klein: Well, my initial response on that, Matt, would be we’re always looking for opportunities, that we feel we have a model that works, we feel we have the management and the leadership capacity to make that happen, ah, we want to be in denser urban markets as opposed to sparsely populated, more rural markets. We certainly have a keen interest in, um, community banks that would have low loan to deposit ratios that we could use the cash intimately, and ah, we for in those higher-growth markets. And, ah, we’ve had conversations and we continue to look at the opportunities - when we were at 4-0-50% of tangible book, there was nothing that would work potentially for us, without severe dilution and we avoided anything along those lines until we recovered our company from the 2010 meltdown. That said, getting to at least the tangible book number puts us in the game and, potentially, an acquirer versus the other side.

Matthew Dodson, JWest, LLC: Gotcha. And, and then can you help us understand your guys payout ratio that you want to have for your dividend?

Mark Klein: Sure – Tony…

Tony Cosentino: Ah, yeah, Matt, we’ll be announcing a dividend tomorrow morning. We’ve kind of maintained, um, really a relatively low dividend payout ratio which we understand relative to our capital levels, um, we’ve tried to get to, kind of, a 2% dividend yield on the, on the stock price, which is an area we’re relatively comfortable with. Um, but we are examining that, um, every quarter with our board and I know we had some, some issues we wanted to discuss relative to our capital payout, whether that involves buyback and dividend payout ratio, etc., but some of those we’ve not yet landed on.

Mark Klein: We’ve certainly, Matt, had an interest in growing our book, number one for the reason we just talked about on the efficiency ratio and improving our efficiency ineffectiveness and we’ve retained that capital in that spirit that we can do as good with as maybe some of our investor world can. Of course, in the double-digit on tangible equity, we feel we’re putting that capital to good use internally.

Matthew Dodson, JWest, LLC: Yeah, perfect. Thank you very much, and, ah, congratulations on a great quarter.

Mark Klein: Thank you very much.

Operator: Since there are no further questions, I will now turn the call back to Mark Klein.

Mark Klein, President  & CEO, SB Financial Group, Inc.

Once again, thanks for joining us this afternoon.  We continue to leverage our SB Financial brand with:

•	A staff that has a passion for service,
•	Clients who trust in our advice and knowledge, and last, but certainly not least,
•	Stockholders who believe in our vision of achieving top-quartile performance.

We certainly look forward to speaking with you in October for a review of our third quarter results. Once again, thanks for joining us – have a good day.  Good-bye.

Operator: The conference call is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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